Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Shannon Wherry Director of Corporate Communications swherry@ff-inc.com (469) 207-9482

First Foundation Inc. Announces Senior Management Transition

DALLAS, TX – November 8, 2022 –First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors and First Foundation Bank, today announced that David DePillo, who has served as President of First Foundation Inc. and First Foundation Bank since 2015, will step down effective immediately.

Chief Financial Officer, Kevin Thompson, has been named Interim President of First Foundation Inc. and First Foundation Bank while the bank conducts a comprehensive search for a permanent replacement for this role. Thompson will continue to report to Chief Executive Officer, Scott F. Kavanaugh.

“The entire executive management team appreciates the service David has given to First Foundation over the last seven years,” said Scott F. Kavanaugh. “His contributions to the bank and his commitment to the execution of strategic initiatives have been meaningful. We wish him well as he pursues his future endeavors.”

Thompson has served as First Foundation’s Chief Financial Officer since 2020. Prior, he was Executive Vice President, Chief Financial Officer and Treasurer at Opus Bank from 2017-2020, where his responsibilities included accounting and finance functions, including financial performance and reporting, strategic planning, investor relations, tax, and coordination of external auditors and banking regulators. He has held key leadership positions at Midland States Bancorp, Zions Bancorporation, American Express Centurion Bank. Thompson holds a Bachelor of Science degree in International Relations and an MBA, both from Brigham Young University. Thompson is a Certified Public Accountant, licensed in the State of Utah since 2003.

“I have full confidence that Kevin’s extensive leadership experience coupled with his impressive business acumen will benefit our competitive strategies as we navigate the current environment,” said Scott F. Kavanaugh. “I look forward to working with Kevin in this capacity and know he will make an outstanding Interim President.”

In his role as Interim President, Thompson will be responsible for implementing the mission and vision of the bank and overseeing all areas of consumer and commercial banking, in addition to leading the financial operations, finance teams, corporate development, human resources and vendor management for First Foundation Bank and First Foundation Advisors.

About First Foundation

First Foundation Inc. (NASDAQ: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and Twitter.

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